Exhibit 99.1

The Bon-Ton Stores, Inc. Announces First Quarter of Fiscal 2012 Results

~ First Quarter Net Loss of $2.23 Per Diluted Share ~

~ Company Revises Guidance Range for Fiscal 2012 ~

YORK, Pa.--(BUSINESS WIRE)--May 17, 2012--The Bon-Ton Stores, Inc. (NASDAQ: BONT) today reported results for the first quarter of fiscal 2012 ended April 28, 2012.

First Quarter Highlights

  Comparable store sales decreased 1.3%.
  Gross margin rate was 34.3% of net sales compared with 35.5% in the first quarter of fiscal 2011.
  Operating loss totaled $18.5 million, compared with an operating loss of $2.5 million in the first quarter of fiscal 2011.
  EBITDA was $4.8 million, compared with $23.2 million in the first quarter of fiscal 2011. EBITDA is not a measure recognized under generally accepted accounting principles (see Note 1).
  Net loss totaled $40.8 million, or $2.23 per diluted share, compared with a net loss of $36.0 million, or $2.01 per diluted share, for the first quarter of fiscal 2011. The first quarter of fiscal 2012 includes a net gain of $1.9 million, or $0.10 per diluted share, related to the Company’s sale of certain Rochester, NY locations and subsequent prepayment penalty on the extinguishment of its related mortgage debt. The first quarter of fiscal 2012 also reflects a charge of $2.8 million, or $0.15 per diluted share, for severance costs related to targeted reductions to the Company’s cost structure. The first quarter of fiscal 2011 includes a charge of $9.5 million, or $0.53 per diluted share, associated with the voluntary prepayment of the Company’s second lien term loan and the refinancing of its revolving credit facility.

Comments

Brendan Hoffman, President and Chief Executive Officer, commented, “Sales from the shift of our Community Day event from February to the end of April exceeded the prior year, but we believe it had an overall negative impact on April sales leading up to the event. We responded quickly with aggressive markdowns, and liquidated a higher level of transitional and carry-over inventory, resulting in gross margin erosion. As we look ahead, we are identifying and implementing initiatives which we believe will lead to improved performance. These initiatives include continued evaluation of and adjustment to our merchandise assortment, reallocation of floor space to higher growth categories, greater focus on smaller markets, enhancements to our marketing programs, growth of profitable sales in eCommerce and changes to our operating structure.”

Mr. Hoffman continued, “We are taking appropriate actions to reduce our cost structure and improve efficiency as we implement initiatives to drive top-line growth, control inventory levels in response to sales trends, correct ineffective marketing programs and simplify promotions to improve the overall shopping experience for our customers. While we previously discussed approximately $10 million of cost reductions in our fiscal 2012 guidance, we continue to identify and make additional targeted reductions in administrative and support functions. These additional initiatives are expected to reduce costs, primarily selling, general and administrative expenses, on a full-year basis in excess of $30 million, with an estimated benefit to fiscal 2012 of approximately $20 million. The one-time costs associated with these initiatives, including severance, are estimated to be approximately $3 million, which does not include the $2.8 million recorded in the first quarter. We believe our successful execution of these initiatives will drive sales productivity and profitability.”

Net Sales

First quarter of fiscal 2012 comparable store sales decreased 1.3%. First quarter of fiscal 2012 total sales decreased 1.4% to $640.8 million, compared with $649.9 million for the same period last year.

Other Income

Other income in the first quarter of fiscal 2012 was $13.5 million, compared with $14.6 million in the first quarter of fiscal 2011.

Gross Margin

In the first quarter of fiscal 2012, gross margin dollars decreased $11.1 million to $219.6 million, compared with $230.6 million in the first quarter of fiscal 2011. The gross margin rate for the first quarter of fiscal 2012 decreased to 34.3% of net sales from 35.5% of net sales in the first quarter of fiscal 2011. The decline in the gross margin rate primarily reflects an increased net markdown rate as we responded to slower sales in the period.

Selling, General and Administrative Expense (“SG&A”)

SG&A expense increased $6.2 million to $228.2 million in the first quarter of fiscal 2012, compared with $222.0 million in the prior year period. The SG&A expense rate for the first quarter of fiscal 2012 increased to 35.6% of net sales, compared with 34.2% in the prior year period. The increase in SG&A expense primarily represents increased store expenses, marketing expenditures, insurance costs, retirement benefits and severance costs, partially offset by the gain on sale of certain Rochester, NY locations.

EBITDA

EBITDA decreased $18.3 million in the first quarter of fiscal 2012 to $4.8 million, compared with $23.2 million in the first quarter of fiscal 2011. EBITDA is not a measure recognized under generally accepted accounting principles (see Note 1).

Depreciation and Amortization / Amortization of Lease-related Interests

Depreciation and amortization expense, including amortization of lease-related interests, decreased $2.3 million to $23.4 million in the first quarter of fiscal 2012, compared with $25.7 million in the prior year period. The decrease is primarily due to a reduced asset base.

Interest Expense, Net

In the first quarter of fiscal 2012, interest expense, net, decreased $2.7 million to $20.6 million, compared with $23.3 million in the prior year period. The decrease primarily reflects reduced borrowings and interest rates.

Loss on Extinguishment of Debt

In the first quarter of fiscal 2012, the Company recorded a $1.2 million loss on extinguishment of debt, primarily related to the prepayment penalty on the mortgage payoff associated with the sale of certain of its Rochester, NY locations. In the first quarter of fiscal 2011, the Company recorded a $9.5 million loss on the extinguishment of debt for fees associated with the voluntary prepayment of the second lien term loan and the amendment and restatement of the revolving credit facility agreement.

Income Tax Provision

An income tax provision of $0.5 million was recorded in the first quarter of fiscal 2012, compared with an income tax provision of $0.7 million in the prior year period.

Guidance

Keith Plowman, Executive Vice President and Chief Financial Officer, stated, “As noted in the Company’s May sales release, our excess borrowing capacity under our revolving credit facility was $400 million at the end of April. Our revised fiscal 2012 guidance for EBITDA is a range of $160 million to $190 million, for (loss) earnings per diluted share a range of $(0.95) to $0.50 and for cash flow (see Note 2) a range of $35 million to $60 million. Assumptions reflected in our full-year guidance include the following:

  Comparable store sales in a range of a negative 1.5% to a positive 1.0%;
  Gross margin rate in a range of 36.0% to 36.5%;
  SG&A expense increase of approximately $7 million to $12 million from fiscal 2011, reflecting the discussed expense reduction initiatives, net of one-time costs;

  Tax rate of 39%;
  Capital expenditures not to exceed $70 million, net of external contributions; and
  Estimated 19 million to 20 million average diluted shares outstanding.”

Note: Earnings per share guidance does not reflect any (non-cash) income tax benefit of reducing the valuation allowance currently recorded for deferred tax assets. The amount of such adjustment, if any, cannot be determined until our fiscal 2012 results are final.

Conference Call Details

The Company’s quarterly conference call to discuss first quarter fiscal 2012 results will be broadcast live today at 10:00 a.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial (888) 256-9075 at 9:55 a.m. Eastern time. A taped replay of the conference call will be available within two hours of the conclusion of the call and will remain available through Thursday, May 31, 2012. The number to call for the taped replay is (877) 870-5176 and the conference PIN is 2696094. The conference call will also be broadcast on the Company’s website at http://investors.bonton.com. An online archive of the webcast will be available within two hours of the conclusion of the call and will remain available through Thursday, May 31, 2012.

About The Bon-Ton Stores, Inc.

The Bon-Ton Stores, Inc., with corporate headquarters in York, Pennsylvania and Milwaukee, Wisconsin, operates 272 department stores, which includes 11 furniture galleries, in 23 states in the Northeast, Midwest and upper Great Plains under the Bon-Ton, Bergner’s, Boston Store, Carson Pirie Scott, Elder-Beerman, Herberger’s and Younkers nameplates and, in the Detroit, Michigan area, under the Parisian nameplate. The stores offer a broad assortment of national and private brand fashion apparel and accessories for women, men and children, as well as cosmetics and home furnishings. For further information, please visit the investor relations section of the Company’s website at http://investors.bonton.com.

Cautionary Note Regarding Forward-Looking Statements

Certain information included in this press release contains statements that are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which may be identified by words such as “may,” “could,” “will,” “plan,” “expect,” “anticipate,” “estimate,” “project,” “intend” or other similar expressions, involve important risks and uncertainties that could significantly affect results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the Company. Factors that could cause such differences include, but are not limited to, risks related to retail businesses generally; a significant and prolonged deterioration of general economic conditions which could negatively impact the Company, including the potential write-down of the current valuation of intangible assets and deferred taxes; changes in the terms of the Company’s proprietary credit card program; potential increase in pension obligations; consumer spending patterns, debt levels, and the availability and cost of consumer credit; additional competition from existing and new competitors; inflation; deflation; changes in the costs of fuel and other energy and transportation costs; weather conditions that could negatively impact sales; uncertainties associated with expanding or remodeling existing stores; the ability to attract and retain qualified management; the dependence upon relationships with vendors and their factors; a data security breach or system failure; the ability to reduce or control SG&A expenses, including initiatives to reduce expenses and improve efficiency; operational disruptions; unsuccessful marketing initiatives; the failure to successfully implement our key strategies, including initiatives to improve our merchandising, marketing and operations; adverse outcomes in litigation; the incurrence of unplanned capital expenditures; the ability to obtain financing for working capital, capital expenditures and general corporate purpose; the impact of new regulatory requirements including the Credit Card Accountability Responsibility and Disclosure Act of 2009 and the Health Care Reform Act; the inability or limitations on the Company’s ability to favorably adjust the valuation allowance on deferred tax assets; and the financial condition of mall operators. Additional factors that could cause the Company’s actual results to differ from those contained in these forward-looking statements are discussed in greater detail under Item 1A of the Company’s Form 10-K filed with the Securities and Exchange Commission.

Note 1: As used in this release, EBITDA is defined as earnings before interest, income taxes, depreciation and amortization, including amortization of lease-related interests, and loss on extinguishment of debt. EBITDA is not a measure of financial performance under generally accepted accounting principles (“GAAP”). However, we present EBITDA in this release because we consider it to be an important supplemental measure of our performance and because it is frequently used by securities analysts, investors and other interested parties to evaluate the performance of companies in our industry and by some investors to determine a company’s ability to service or incur debt. In addition, our management uses EBITDA internally to compare the profitability of our stores. EBITDA is not calculated in the same manner by all companies and, accordingly, is not necessarily comparable to similarly entitled measures of other companies and may not be an appropriate measure for performance relative to other companies. EBITDA should not be assessed in isolation from or construed as a substitute for net income or cash flows from operations, which are prepared in accordance with GAAP. EBITDA is not intended to represent, and should not be considered to be a more meaningful measure than, or an alternative to, measures of operating performance as determined in accordance with GAAP. A reconciliation of net loss to EBITDA is provided in the financial schedules accompanying this release.

Note 2: As used in this release, cash flow reflects the forecasted net income (loss), plus depreciation and amortization, amortization of lease-related interests, and the proprietary credit card program signing bonus, less capital expenditures and pension contributions.

THE BON-TON STORES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands except share and per share data)	April 28,	January 28,
(Unaudited)	2012	2012
Assets
Current assets:
Cash and cash equivalents	$14,295	$14,272
Merchandise inventories	718,295	699,504
Prepaid expenses and other current assets	75,391	69,032
Total current assets	807,981	782,808
Property, fixtures and equipment at cost, net of accumulated depreciation and
amortization of $756,491 and $743,312 at April 28, 2012 and January 28, 2012, respectively	661,788	677,133
Deferred income taxes	12,871	12,385
Intangible assets, net of accumulated amortization of $53,934 and $51,975 at
April 28, 2012 and January 28, 2012, respectively	117,193	119,165
Other long-term assets	24,993	26,712
Total assets	$1,624,826	$1,618,203
Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$218,375	$205,492
Accrued payroll and benefits	36,080	31,636
Accrued expenses	139,584	162,855
Current maturities of long-term debt	7,118	8,066
Current maturities of obligations under capital leases	3,979	4,365
Deferred income taxes	17,146	16,231
Total current liabilities	422,282	428,645
Long-term debt, less current maturities	872,733	814,271
Obligations under capital leases, less current maturities	55,730	56,677
Other long-term liabilities	182,309	187,003
Total liabilities	1,533,054	1,486,596
Shareholders' equity:
Preferred Stock - authorized 5,000,000 shares at $0.01 par value; no shares issued	-	-
Common Stock - authorized 40,000,000 shares at $0.01 par value; issued shares
of 17,456,888 and 17,081,376 at April 28, 2012 and January 28, 2012, respectively	175	171
Class A Common Stock - authorized 20,000,000 shares at $0.01 par value; issued
and outstanding shares of 2,951,490 at April 28, 2012 and January 28, 2012	30	30
Treasury stock, at cost - 337,800 shares at April 28, 2012 and January 28, 2012	(1,387)	(1,387)
Additional paid-in-capital	155,716	155,400
Accumulated other comprehensive loss	(72,760)	(74,356)
Retained earnings	9,998	51,749
Total shareholders' equity	91,772	131,607
Total liabilities and shareholders' equity	$1,624,826	$1,618,203

THE BON-TON STORES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	THIRTEEN
	WEEKS ENDED
(In thousands except per share data)	April 28,	April 30,
(Unaudited)	2012	2011

Net sales	$640,771	$649,881
Other income	13,526	14,600
	654,297	664,481

Costs and expenses:
Costs of merchandise sold	421,216	419,267
Selling, general and administrative	228,240	222,039
Depreciation and amortization	22,187	24,513
Amortization of lease-related interests	1,183	1,195
Loss from operations	(18,529)	(2,533)
Interest expense, net	20,573	23,305
Loss on extinguishment of debt	1,169	9,450

Loss before income taxes	(40,271)	(35,288)
Income tax provision	509	700

Net loss	$(40,780)	$(35,988)

Basic loss per share	$(2.23)	$(2.01)

Diluted loss per share	$(2.23)	$(2.01)

Other financial data:
EBITDA (1)	$4,841	$23,175

(1) EBITDA reconciliation

The following table reconciles net loss to EBITDA for the periods indicated:

	THIRTEEN
	WEEKS ENDED
(In thousands)	April 28,	April 30,
(Unaudited)	2012	2011

Net loss	$(40,780)	$(35,988)
Adjustments:
Income tax provision	509	700
Loss on extinguishment of debt	1,169	9,450
Interest expense, net	20,573	23,305
Depreciation and amortization	22,187	24,513
Amortization of lease-related interests	1,183	1,195

EBITDA	$4,841	$23,175

CONTACT:
The Bon-Ton Stores, Inc.
Mary Kerr, 717-751-3071
Vice President
Investor and Public Relations
mkerr@bonton.com